Exhibit 99.34

UNAUDITED FINANCIAL STATEMENTS OF
FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

CONTENTS

Unaudited Condensed Consolidated and Combined Balance Sheets as of September 30, 2005 and December 31, 2004	F-1

Unaudited Condensed Consolidated and Combined Statements of Earnings for the Nine Months Ended September 30, 2005 and 2004	F-2

Unaudited Condensed Consolidated and Combined Statements of Cash Flows for the Nine Months Ended September 30, 2005 and 2004	F-3

Notes to the Unaudited Condensed Consolidated and Combined Financial Statements	F-4

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Unaudited Condensed Consolidated and Combined Balance Sheets

September 30, 2005 and December 31, 2004

(In thousands, except share and per share data)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$181,428	$190,888
Trade receivables, net of allowance for doubtful accounts	379,125	399,797
Prepaid expenses and other current assets	119,992	85,989
Deferred income taxes	94,076	99,136
Total current assets	774,621	775,810
Property and equipment, net of accumulated depreciation and amortization	218,667	216,978
Goodwill	1,772,642	1,757,757
Intangibles assets, net of accumulated amortization	537,614	629,154
Computer software, net of accumulated amortization	431,032	372,610
Deferred contract costs	152,992	82,970
Investment in common stock and warrants of Covansys	142,426	138,691
Other non current assets	32,977	28,886
Total assets	$4,062,971	$4,002,856
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$291,014	$280,429
Payable to FNF	—	43,740
Income taxes payable	7,852	—
Deferred revenues	237,196	237,126
Current portion of long-term debt	10,610	13,891
Total current liabilities	546,672	575,186
Deferred revenues	105,227	86,626
Deferred income taxes	154,698	135,334
Long-term debt, excluding current portion	2,561,422	417,314
Other long-term liabilities	24,124	19,937
Total liabilities	3,392,143	1,234,397
Minority interest	12,416	13,615
Stockholders’ Equity:
Preferred Stock, $0.01 par value, 200 million shares authorized, none issued and outstanding at September 30, 2005
Common Stock $0.01 par value; 600 million shares authorized, 127.9 million shares issued and outstanding at September 30, 2005	1,279	—
Additional paid in capital	541,288	—
Retained earnings	110,641	—
Accumulated other comprehensive earnings (loss), net	5,204	16,333
Net investment by FNF	—	2,738,511
Total stockholders’ equity	658,412	2,754,844
Total liabilities and stockholders’ equity	$4,062,971	$4,002,856

See Notes to Unaudited Condensed Consolidated and Combined Financial Statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Unaudited Condensed Consolidated and Combined Statements of Earnings

Nine Months Ended September 30, 2005 and 2004

(In thousands, except per share amounts)

	Nine Months Ended September 30,
	2005	2004
	(in thousands)
Processing and services revenues, including $87.9 million and $85.9 million of related party revenues for the nine months ended September 30, 2005 and 2004, respectively	$2,058,402	$1,656,531
Cost of revenues, including depreciation and amortization costs of $185.4 million and $130.3 million for the nine months ended September 30, 2005 and 2004, respectively	1,331,373	1,057,319
Gross profit	727,029	599,212
Selling, general and administrative costs, including depreciation and amortization costs of $35.0 million and $29.7 million and expenses to related parties of $57.9 million and $52.1 million for the nine months ended September 30, 2005 and 2004, respectively	312,921	309,120
Research and development costs	85,784	46,439
Operating income	328,324	243,653
Other income (expense):
Interest income	4,826	772
Interest expense	(87,357)	(618)
Other income (expense)	(2,391)	8,387
Total other income (expense)	(84,922)	8,541
Earnings before income taxes, equity in earnings of unconsolidated entities and minority interest	243,402	252,194
Income tax expense	90,546	95,326
Equity in earnings of unconsolidated entities	4,379	139
Minority interest expense	6,171	2,001
Net earnings	$151,064	$155,006
Proforma net earnings per share—basic and diluted	$1.18	$1.21
Proforma weighted average shares outstanding—basic and diluted	127,920	127,920

See Notes to Unaudited Condensed Consolidated and Combined Financial Statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Unaudited Condensed Consolidated and Combined Statements of Cash Flows

Nine Months Ended September 30, 2005 and 2004

(In thousands)

	Nine Months Ended September 30,
	2005	2004
	(In thousands)
Cash flows from operating activities:
Net earnings	$151,064	$155,006
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	221,885	161,283
Stock-based compensation cost	16,016	11,984
Deferred income taxes	39,455	5,278
Minority Interest	6,171	2,001
Changes in assets and liabilities, net of effects from acquisitions:
Net (increase) decrease in trade receivables	21,045	(35,730)
Net increase in prepaid expenses and other current assets	(77,244)	(55,961)
Net increase (decrease) in accounts payable, accrued liabilities, deferred revenue, and other liabilities	26,156	(6,022)
Net cash provided by operating activities	404,548	237,839

Cash flows from investing activities:
Additions to property and equipment	(63,981)	(61,540)
Additions to capitalized software	(116,516)	(68,684)
Acquistions, net of cash acquired	(51,174)	—
Net cash used in investing activities	(231,671)	(130,224)

Cash flows from financing activities:
Borrowings	2,800,000	—
Debt service payments	(703,133)	(8,842)
Sale of stock, net of transaction costs	454,336	—
Capitalized debt issuance costs	(33,540)	—
Net distribution to FNF	(2,700,000)	(98,274)
Net cash used in financing activities	(182,337)	(107,116)
Net increase (decrease) in cash and cash equivalents	(9,460)	499
Cash and cash equivalents, at beginning of year	190,888	92,049
Cash and cash equivalents, at end of year	$181,428	$92,548
Noncash (distribution to) contribution by FNF	$(6,719)	$856,143

See Notes to Unaudited Condensed Consolidated and Combined Financial Statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Unaudited Condensed Consolidated and Combined Financial Statements

1.   Summary of Significant Accounting Policies

The following describes the significant accounting policies of Fidelity National Information Services, Inc. and subsidiaries and affiliates (collectively, the “Company” or “FIS”), which have been followed in preparing the accompanying Unaudited Condensed Consolidated and Combined Financial Statements. FIS comprises the majority owned technology solutions, processing services and information based services businesses of Fidelity National Financial, Inc. and subsidiaries (collectively referred to as FNF). On March 9th, the Company completed a recapitalization and a 25% equity interest in the Company was sold to a group of private investors (see note 2). After the recapitalization transactions, the Company had 200 million shares of common stock outstanding at a par value of $0.0001 per share.

(a) Description of Business

The Company is a leading provider of technology solutions, processing services, and information based services to the financial services and real estate industries. The Company consists of numerous legal entities and certain operating assets and liabilities which comprise the businesses included in the following segments: Financial Institution Software and Services, Lender Services, Default Management Services, and Information Services. The Company’s formation began in early 2004 and was substantially completed in March 2005, when all the entities, assets and liabilities that comprise the Company were organized under one legal entity. The formation was accomplished through the contribution of entities and operating assets and liabilities to a newly formed subsidiary of FNF. After the recapitalization transactions referred to above, the Company had 200 million shares of common stock outstanding at a par value of $0.0001 per share, of which FNF owns 150 million shares and private investors own 50 million shares. The Unaudited Condensed Consolidated and Combined Financial Statements included herein reflect the historical financial position, results of operations and cash flows of the businesses included in the formation described above.

The Financial Institution Software and Services segment focuses on two primary markets, financial institution processing and mortgage loan processing. The primary services provided are the provision of software applications that function as the underlying infrastructure of a financial institution’s transaction processing environment. These software applications include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to originate and service mortgage loans. This business segment also provides a number of complementary software applications and services that interact directly with the core processing applications, including software applications that facilitate interactions between the financial institutions and their customers.

The Lender Services segment offers customized outsourced business process and information solutions to lenders and loan servicers. This business provides loan facilitation services, which allow financial institutions to outsource their title and loan closing requirements in accordance with pre-selected criteria, regardless of the geographic location of the borrower or property.

The Default Management Services segment allows customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process. The Company utilizes its own resources and networks established with independent contractors to provide these outsourcing solutions.

In the Information Services segment, the Company operates various property data and real estate related services businesses. The Company’s property data and real estate-related services are utilized by mortgage lenders, investors and real estate professionals to complete residential real estate transactions throughout the

U.S. The Company offers a comprehensive suite of services spanning the entire home purchase and ownership life cycle, from purchase through closing, refinancing, and resale.

(b) Principles of Consolidation and Combination and Basis of Presentation

Through March 7, 2005, the accompanying Unaudited Condensed Combined Financial Statements include those assets, liabilities, revenues and expenses directly attributable to FIS’s operations and allocations of certain FNF corporate assets, liabilities and expenses to FIS. These amounts have been allocated to FIS on the basis that is considered by management to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by the Company. Management believes the methods used to allocate these amounts are reasonable. On March 7, 2005, the entities that currently make up the Company were consolidated under a holding company structure and the accompanying Unaudited Condensed Consolidated Financial Statements reflect activity subsequent to that date. All significant intercompany profits, transactions and balances have been eliminated in consolidation and combination. The financial information included herein does not necessarily reflect what the financial position and results of operations of the Company would have been had it operated as a stand-alone entity during the periods covered. The Company’s investments in non-majority-owned partnerships and affiliates are accounted for on the equity method.

All dollars presented in the accompanying Unaudited Condensed Consolidated and Combined Financial Statements are in thousands unless indicated otherwise.

(c) Transactions with Related Parties

The Company has historically conducted business with FNF and intends to continue these business arrangements in the future.

Included in the Financial Institution Software and Services segment for the nine months ended September 30, 2005 and 2004 is $41.4 million and $41.9 million, respectively, in processing and services revenues from FNF relating to the provision of information technology (IT) infrastructure support and data center management services.

The Lender Services and Default Management Services segment includes revenues generated from loan facilitation transactions with lenders. A significant part of those transactions involves title agency functions resulting in the issuance of title insurance policies by a title insurance underwriter owned by FNF. The Company also performs similar functions in connection with trustee sale guarantees, a form of title insurance, that subsidiaries of FNF issue as part of the foreclosure process on a defaulted loan. The Lender Services segment includes revenues from unaffiliated third parties of $61.3 million and $84.2 million for the nine months ended September 30, 2005 and 2004, respectively, representing commissions on title insurance policies written by the Company on behalf of title insurance subsidiaries of FNF. These commissions are equal to 88% of the total title premium from title policies that the Company places with subsidiaries of FNF.

The Company’s property information division within the Information Services segment manages FNF’s title plant assets in certain areas of the United States. The underlying title plant information is owned by FNF title underwriters; the Company manages and updates the information in return for the right to sell it to title insurers, including FNF underwriters and other customers. As part of that management agreement, the Company earns all revenue generated by those assets, both from third party customers and from FNF and subsidiaries, and is also responsible for the costs related to keeping the title plant assets current and functioning on a daily basis. In addition, since November 2004, the Company also pays FNF a royalty fee ranging from 2.5% to 3.75% of those revenues based on volume. The Company recorded royalty expense of $2.2 million for the nine months ended September 30, 2005. This business requires, among other things, that the Company gather updated property information, organize it, input it into one of several systems, maintain or obtain the use of necessary software and hardware to store, access and deliver the data, sell and deliver the data to customers and provide various forms of customer support. The Company’s costs include personnel costs, charges of third parties such as government offices for title information, technology costs and other operating expenses. FNF benefits from having its title plant assets continually updated and accessible. Included in the Information Services segment for the nine months ended September 30, 2005 and 2004 are revenues of $20.3 million and $22.4 million, respectively, related to the sale of property information to FNF. Also included in this segment are property data sales and license revenue received from FNF for certain real estate related services and software of $16.5 million and $11.5 million for the nine months ended September 30, 2005 and 2004, respectively.

The Company has earned other amounts from FNF or its subsidiaries related to various miscellaneous licensing, leasing, and cost sharing agreements which amounted to $9.7 million and $10.1 million for the nine month periods ended September 30, 2005 and 2004, respectively.

FNF provides certain corporate services to the Company relating to general management, accounting, tax, finance, legal, payroll, human resources, internal audit and mergers and acquisitions. The cost of these services has been allocated or passed through to the Company from FNF based upon reasonable allocation bases including revenues, head count, specific identification and others. Total costs allocated for the nine months ended September 30, 2005 and 2004 were $50.7 million and $47.3 million, respectively, and are reflected in selling, general and administrative expenses in the Consolidated and Combined Statements of Earnings. Also included in selling, general and administrative expenses are payments to a subsidiary of FNF for equipment leases in the amount of $5.0 million and $4.8 million for the nine month periods ended September 30, 2005 and 2004, respectively. The equipment covered by those leases was purchased by the Company in June 2005 for $19.4 million.

The Company believes the amounts earned from or charged by FNF to the Company under each of the foregoing service arrangements are fair and reasonable. Although the 88% commission rate earned by the Company’s Lender Services segment was set without negotiation, the Company believes it is consistent with the blended rate that would be available to a third party title agent given the amount and the geographic distribution of the business produced and the low risk of loss profile of the business placed. In connection with title plant management, the Company charges FNF title insurers for title information at approximately the same rates it and other similar vendors charge unaffiliated title insurers. The Company’s IT infrastructure support and data center management services to FNF, from which the Company earned $41.4 million and $41.9 million for the nine months ended September 30, 2005 and 2004, respectively, is priced within the range of prices the Company offers to third parties for similar services.

The Company owed FNF $43.7 million at December 31, 2004, relating primarily to amounts owed relating to the various relationships described above between the two companies and the Company’s share of income taxes payable by FNF through March 2005. Subsequent to that, the Company will file its own consolidated tax return. This amount represents the related party activity and income taxes payable activity for November 2004 as of December 31, 2004. All intercompany and income tax activity due prior to November 2004 were considered capital contributions and included in FNF’s net investment in the Company. Effective in 2005, the Company settles related party activity on a monthly basis.

(d) Stock Based Compensation Plans

Certain FIS employees are participants in FNF’s stock based compensation plans, which provide for the granting of incentive and nonqualified stock options, restricted stock and other stock based incentive awards for officers and key employees. During the nine months ended September 30, 2005, the Company also granted stock options through its stock based compensation plan (see note 6 ).

The Company accounts for stock-based compensation using the fair value recognition provisions of SFAS No. 123, Accounting for Stock Based Compensation (SFAS No. 123) effective as of the beginning of 2003. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. The Company has elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, Accounting for Stock Based Compensation—Transition and Disclosure (SFAS No. 148). Under this method, stock based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. The Company has recorded stock compensation expense of $16.0 million and $12.0 million for the nine months ended September 30, 2005 and 2004, respectively, which is included in selling, general, and administrative costs in the Consolidated and Combined Statements of Earnings, as a result of the adoption of SFAS No. 123.

The following table illustrates the effect on net earnings for the nine months ended September 30, 2005 and 2004 as if the Company had applied the fair value recognition provisions of SFAS No. 123 to all awards held by FIS employees who are plan participants (in thousands):

	Nine Months Ended September 30,
	2005	2004
Net earnings, as reported	$151,064	$155,006
Add stock-based compensation expense included in reported net earnings, net of related income tax effects	9,879	7,429
Deduct total stock-based employee compensation expense determined under fair value based methods for all awards, net of related income tax effects	(10,223)	(7,689)
Pro forma net earnings	$150,720	$154,746
Pro forma net earnings per share—basic and diluted	$1.18	$1.21

(e) Pro forma Net Earnings Per Share

Pro forma net earnings per share is calculated for all periods presented using the 200 million shares of FIS outstanding following its recapitalization on March 9, 2005 as adjusted by the exchange ratio of 0.6396 (127.9 million shares) for the merger with Certegy Inc. on February 1, 2006 (see note 3).

2.   Recapitalization of FIS and Sale of Equity Interest

On March 9, 2005, the recapitalization of the Company was completed through $2.8 billion in borrowings under new senior credit facilities consisting of an $800 million Term Loan A facility, a $2.0 billion Term Loan B facility (collectively, the Term Loan Facilities) and a $400 million revolving credit facility (Revolver). The Company fully drew upon the entire $2.8 billion in Term Loan Facilities to complete the recapitalization while the Revolver remained undrawn at the closing. The current interest rate on both the Term Loan Facilities and the Revolver is LIBOR +1.75% (4.96% at June 30, 2005). Bank of America, JP Morgan Chase, Wachovia Bank, Deutsche Bank and Bear Stearns lead a consortium of lenders providing the new senior credit facilities.

The sale of the equity interest was accomplished through the Company selling a 25 percent equity interest to an investment group led by Thomas H. Lee Partners (THL) and Texas Pacific Group (TPG). The Company issued a total of 50 million shares of common stock of FIS to the investment group for a total purchase price of $500 million. A new Board of Directors has been created at the Company, with William P. Foley, II, current Chairman and Chief Executive Officer of FNF, serving as Chairman and Chief Executive Officer. FNF has appointed four additional members to the Company’s Board of Directors, while each of THL and TPG have appointed two new directors. (see potential changes to Board composition in note 9).

The following steps were undertaken to consummate the recapitalization plan and equity interest sale. On March 8, 2005, the Company declared and paid a $2.7 billion dividend to FNF in the form of a note. On March 9, 2005, the Company borrowed $2.8 billion under its new senior credit facilities and then paid FNF $2.7 billion, plus interest in repayment of the note. The equity interest sale was then closed through the payment of $500 million from the investment group led by THL and TPG to the Company. The Company then repaid approximately $410 million outstanding under its November 8, 2004 credit facility. Finally, the Company paid all expenses related to the transactions. These expenses totaled $80.4 million, consisting of $33.2 million in financing fees and $47.2 million in fees relating to the equity interest sale, including placement fees payable to the investors.

3.   Acquisitions

The results of operations and financial position of the entities acquired during any period are included in the Unaudited Condensed Consolidated and Combined Financial Statements from and after the date of acquisition. Some of these acquisitions were made by entities that are a part of FIS and some were made by FNF and were contributed to FIS by FNF.

Significant Transactions:

Aurum Technology, Inc.

On March 11, 2004, FNF acquired Aurum Technology, Inc. (Aurum) for $306.4 million, comprised of $185.0 million in cash and FNF common stock valued at $121.4 million. Aurum is a provider of outsourced and in-house information technology solutions for the community bank and credit union markets.

The assets acquired and liabilities assumed in the Aurum acquisition were as follows (in thousands):

Tangible assets	$39,373
Computer software	24,928
Intangible assets	44,803
Goodwill	255,399
Liabilities assumed at fair value	(58,134)
Total purchase price	$306,369

Sanchez Computer Associates, Inc.

On April 14, 2004, FNF acquired Sanchez Computer Associates, Inc. (Sanchez) for $183.7 million, comprised of $88.1 million in cash and FNF common stock valued $88.1 million with the remaining purchase price of $7.5 million relating to the issuance of FNF stock options for vested Sanchez stock options. Sanchez develops and markets scalable and integrated software and services that provide banking, customer integration, outsourcing and wealth management solutions to financial institutions in several countries. Sanchez’ primary application offering is Sanchez Profile™, a real-time, multi- currency, strategic core banking deposit and loan processing system that can be utilized on both an outsourced and in-house basis.

The assets acquired and liabilities assumed in the Sanchez acquisition were as follows (in thousands):

Tangible assets	$28,662
Computer software	29,331
Intangible assets	19,638
Goodwill	127,630
Liabilities assumed at fair value	(21,591)
Total purchase price	$183,670

Kordoba

On September 30, 2004, FNF acquired a 74.9% interest in KORDOBA Gesellschaft fur Bankensoftware mbH & Co. KG, Munich, or Kordoba, a provider of core processing software and outsourcing solutions to the German banking market, from Siemens Business Services GmbH & Co. OHG (Siemens). The acquisition price was $123.6 million in cash. The Company recorded the Kordoba acquisition based on its proportional share of the fair value of the assets acquired and liabilities assumed on the purchase date.

In connection with the purchase of the 74.9% interest in Kordoba, the Company entered into a put/call option on the 25.1% interest in Kordoba retained by Siemens, which is exercisable during a ninety-day period beginning in October 2008. Under the put/call option, the Company has the unilateral right to purchase (call option) the 25.1% interest that Siemens has retained at a price based on the revenues and operating results of Kordoba in the four quarters preceding the exercise date. The put/call option also provides Siemens with the unilateral right to sell (put option) its 25.1% to the Company on similar terms. In recording the purchase, the Company has recorded a liability of $12.4 million for the estimated fair value of the put/call option. On September 30, 2005, the Company purchased the remaining 25.1% of Kordoba that it did not already own for $39.7 million.

The assets acquired and liabilities assumed in the Kordoba acquisition were as follows (in thousands):

Tangible assets	$122,938
Computer software	34,039
Intangible assets	35,372
Goodwill	105,664
Liabilities assumed at fair value	(134,767)
Total purchase price	$163,246

InterCept, Inc.

On November 8, 2004, the Company acquired all of the outstanding stock of InterCept, Inc. (InterCept) for $18.90 per share. The total purchase price was approximately $419.4 million which included $407.3 million of cash with the remaining purchase price relating to the issuance of FNF options for vested InterCept options. InterCept provides both outsourced and in-house, fully integrated core-banking solutions for community banks, including loan and deposit processing and general ledger and financial accounting operations. InterCept also operates significant item processing and check imaging operations, providing imaging for customer statements, clearing and settlement, reconciliation and automated exception processing in both outsourced and in-house relationships for customers.

The assets acquired and liabilities assumed in the InterCept acquisition were as follows (in thousands):

Tangible assets	$81,257
Computer software	12,700
Intangible assets	125,795
Goodwill	256,655
Liabilities assumed at fair value	(57,048)
Total purchase price	$419,359

Selected unaudited pro forma combined results of operations for the nine months ended September 30, 2004, assuming the above acquisitions had occurred as of January 1, 2004, and using actual general and administrative expenses prior to the acquisition, are set forth below:

Nine Months Ended September 30, 2004
Total revenue	$1,951,591
Net earnings	$144,728
Proforma net earnings per share-basic and diluted	$0.72

Other acquisitions

Additionally, the following transactions with acquisition prices less than $100 million each were entered into by FNF and subsequently contributed to the Company during the period from January 1, 2004 through September 30, 2005:

Name of Company Acquired	Date Acquired	Purchase Price
Hansen Quality Loan Services, LLC(i)	February 27, 2004	$34.0 million
Bankware	April 7, 2004	$47.7 million
Geotrac, Inc.	July 2, 2004	$40.0 million
ClearPar LLC	December 13, 2004	$25.0 million

(i)                Represents purchase by FNF of the remaining 45% interest not already owned by the Company

Merger with Certegy Inc.

On February 1, 2006, the Company completed a reverse acquisition (Merger) with Certegy Inc., a payments processing company headquartered in St. Petersburg, Florida. Following the Merger, Certegy changed its name to Fidelity National Information Services, Inc.

As a result of the Merger, each share of FIS common stock issued and outstanding immediately prior to the closing was converted into 0.6396 shares of Certegy’s common stock, par value $0.01 per share (“Certegy Stock”). As a result of the Merger, the Company’s stockholders own approximately 67.4% of the combined entity.  For financial statement purposes, the Merger is treated as an acquisition of Certegy by FIS under the purchase method of accounting. The accompanying Consolidated Balance Sheet of the Company as of September 30, 2005, has been retroactively adjusted to reflect the par value of the outstanding preferred and common stock of Certegy and to give effect to the number of Certegy shares issued in exchange for the outstanding common stock of the Company. The initial Board of Directors of the combined entity is made up of 4 nominees appointed by FNF, 4 nominees appointed by current Certegy shareholders and 2 nominees appointed by the investment group including THL and TPG. The Company’s former Chief Executive Officer (“CEO”), William P. Foley, II was named the Chairman of the combined entity’s Board of Directors, while Certegy’s former Chief Executive Officer, Lee A. Kennedy was named the CEO of the combined entity.

The Company’s stockholders entered into a registration rights agreement in connection with the closing of the Merger providing for certain registration rights in favor of the Company’s stockholders with respect to their shares of Certegy Stock.

In connection with the Merger, Certegy declared a special dividend of $3.75 per share to shareholders of record of Certegy common stock as of the close of business on the day prior to the consummation of the Merger. Certegy’s options, restricted shares and restricted stock units became fully vested upon the closing of the transaction, and remain outstanding or have been paid in accordance with the terms of the plans and agreements under which they were issued. All Certegy options, restricted shares and restricted stock units have been adjusted for the special dividend. Certegy also assumed the Company’s outstanding options and option plan and has converted them into options for Certegy Stock, subject to adjustments described in the Merger Agreement.

In connection with the execution of the Merger Agreement, on September 14, 2005, Certegy and the Company’s stockholders entered into a Shareholders Agreement (the “Shareholders Agreement”) which placed certain post-Merger restrictions on FNF and the Company’s other stockholders and makes certain arrangements concerning the post-Merger governance of Certegy. Also certain amendments have been made to some of the related party agreements between the Company and FNF, but such amendments have not materially changed the resulting transactions within those agreements.

4.    Notes Payable

Notes payable consist of the following:

	September 30, 2005	December 31, 2004
Term Loan A Facility, secured, interest payable at LIBOR plus 1.75% (4.96% at September 30, 2005), .25% quarterly principal amortization, due March 2011	$796,000	$—
Term Loan B Facility, secured, interest payable at LIBOR plus 1.75% (4.96% at September 30, 2005), .25% quarterly principal amortization, due March 2013	1,765,000	—
Syndicated credit agreement, secured, interest due quarterly at LIBOR plus 1.75%, unused portion of $400 million at September 30, 2005	—	—
Revolving credit facility, paid in full and terminated on March 9, 2005	—	410,000
Other promissory notes with various interest rates and maturities	11,032	21,205
	$2,572,032	$431,205
Less current portion	10,610	13,891
	$2,561,422	$417,314

On March 9, 2005, the Company entered into a Credit Agreement, dated as of March 9, 2005, with Bank of America, as Administrative Agent and other financial institutions (the “Credit Agreement”).

The Credit Agreement replaces a $500 million Revolving Credit Agreement, dated as of November 8, 2004, among the Company, as borrower, and Wachovia Bank, National Association, as Administrative Agent and Swing Line Lender, (the “Wachovia Credit Agreement”), which was repaid and terminated on March 9, 2005. On the date of its termination, approximately $410 million was outstanding under the Wachovia Credit Agreement and no early termination penalties were incurred.

The Credit Agreement provides for a $800 million six-year term facility (“Term A Loans”), a $2.0 billion eight-year term facility (“Term B Loans”) and a $400 million revolving credit facility maturing on the sixth anniversary of the closing date. The term facilities were fully drawn on the closing date while the revolving credit facility was undrawn on the closing date. The Company has provided an unconditional guarantee of the full and punctual payment of the obligations under the Credit Agreement and related loan documents.

Under the terms of the Credit Agreement, the Company has granted a first priority (subject to certain exceptions) security interest in substantially all of its personal property, including shares of stock and other ownership interests.

Amounts under the revolving credit facility may be borrowed, repaid and reborrowed from time to time until the maturity of the revolving credit facility. The term facilities are subject to quarterly amortization of principal in equal installments of 0.25% of the principal amount with the remaining balance payable at maturity. In addition to the scheduled amortization, and with certain exceptions, the term loans are subject to mandatory prepayment from excess cash flow, issuance of additional equity and debt and certain sales of assets. Voluntary prepayments of both the term loans and revolving loans and commitment reductions of the revolving credit facility under the Credit Agreement are permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. Revolving credit borrowings and Term A Loans bear interest at a floating rate, which will be, at the Borrowers’ option, either the British Bankers Association LIBOR or a base rate plus, in both cases, an applicable margin, which is subject to adjustment based on the performance of the Borrowers. The Term B Loans bear interest at either the British Bankers Association LIBOR plus 1.75% per annum or, at the Borrowers’ option, a base rate plus 0.75% per annum.

On April 11, 2005, the Company entered into interest rate swap agreements which have effectively fixed the interest rate at approximately 6.1% through April 2008 on $350 million of theTerm Loan B Facility and at approximately 5.9% through April 2007 on an additional $350.0 million of the Term Loan B Facility. The Company has designated these interest rate swaps as cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. The estimated fair value of the cash flow hedges results in an asset to the Company of $2.1 million, as of September 30, 2005 which is included in the accompanying Condensed Consolidated Balance Sheet in prepaid and other current assets and as a component of accumulated other comprehensive earnings, net of deferred taxes. The amount included in accumulated other comprehensive earnings will be reclassified into interest expense as a yield adjustment as future interest payments are made on the Term Loan B Facility. The Company’s existing cash flow hedges are highly effective and there is no current impact on earnings due to hedge ineffectiveness. It is the policy of the Company to execute such instruments with credit-worthy banks and not to enter into derivative financial instruments for speculative purposes.

Principal maturities of notes payable at September 30, 2005, are as follows (dollars in thousands):

2005	$10,610
2006	28,000
2007	28,000
2008	28,000
2009	28,000
Thereafter	2,449,422
$2,572,032

5.   Legal Proceedings

In the ordinary course of business, the Company is involved in various pending and threatened litigation matters related to its operations, some of which include claims for punitive or exemplary damages. The Company believes that no actions, other than those listed below, depart from customary litigation incidental to its business. The Company has accrued for all probable and estimable losses. The Company believes the resolution of all pending and threatened litigation will not have a material effect on its results of operations, financial position or liquidity.

The Company and FNF are defendants in a civil lawsuit brought by an organization that formerly acted as a sales agent for Alltel Information Services in China. The suit, which is pending in state court in Monterey County, CA, seeks to recover damages for an alleged breach of the agency contract. The Company intends to defend this case vigorously. The plaintiff in the case has made allegations that the Company violated the Foreign Corrupt Practices Act (FCPA) in connection with its dealings involving a bank customer in China. The Company, through FNF, is cooperating with the Securities and Exchange Commission and the U.S. Department of Justice in connection with their inquiry into these allegations. The Company and its counsel are in the process of investigating these allegations. Based on the results and extent of the investigations completed to date, the Company does not believe that there have been any violations of the FCPA by the Company, or that the ultimate disposition of these allegations or the lawsuit will have a material adverse impact on the Company’s financial position, results of operations or cash flows.

6.   Employee Benefit Plans

Stock Option Plans

Certain FIS employees are participants in FNF’s stock based compensation plans, which provide for the granting of incentive and nonqualified stock options, restricted stock and other stock based incentive awards for officers and key employees. Grants of incentive and nonqualified stock options under these plans have generally provided that options shall vest equally over three years and generally expire ten years after their original date of grant. All options granted under these plans have an exercise price equal to the market value of the underlying common stock on the date of grant. However, certain of these plans allow for the option exercise price for each share granted pursuant to a nonqualified stock option to be less than the fair market value of the common stock on the date of grant to reflect the application of the optionee’s deferred bonus, if applicable.

The Company follows the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS No. 123), for stock based employee compensation. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. The Company has elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, Accounting for Stock Based Compensation—Transition and Disclosure (SFAS No. 148). Under this method, stock based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. The Company has recorded stock based compensation expense of $16.0 million and $12.0 million for the nine months ended September 30, 2005 and 2004, respectively, which is included in selling, general, and administrative costs in the Consolidated and Combined Statements of Earnings, as a result of the adoption of SFAS No. 123.

In 2005, the Company adopted the Fidelity National Information Services, Inc. 2005 Stock Incentive Plan (the “Plan”). As of September 30, 2005, there were 14,048,500 options outstanding under this plan at a strike price of $10.00 per share. These stock options were granted at the estimated fair value of the Company’s stock on the grant date based on the price for the which the Company sold 50 million shares (a 25% interest) to the financial sponsors in the recapitalization transaction on March 9, 2005. The Plan provides for the grant of stock options and restricted stock, representing up to 16,216,216 shares. The options granted thus far under this plan have a term of 10 years and vest over either a 4 or 5 year period (the “time-based options”) on a quarterly basis or based on specific performance criteria (the “performance-based options”). The time-based options will vest with respect to 1/16 or 1/20 of the total number of shares subject to such time-based options on the last day of each fiscal quarter. The performance based options vest for certain key employees in the event of a change in control or after an initial public offering solely if one of the following targets shall be met: (a) 50% of the total number of shares subject to such performance based options will vest if the public trading value of a share of common stock equals at least $17.50 and (b) 100% of the total number of shares subject to such performance based options will vest if the public trading value of a share of common stock equals at least $20.00, provided the optionee’s service has not terminated prior to the applicable vesting date. For the remaining employees vesting occurs in the event of a change in control or an initial public offering and if the public trading value of common stock equals at least $20.00 provided the optionee’s service with FIS has not terminated prior to the applicable vesting date.

Pro forma information regarding net earnings and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for all of its employee stock options under the fair value method of that statement. In addition to the Company’s options discussed above amounts include expense allocated to the Company relating to its employees’ participation in FNF’s stock-based compensation plans. The fair value relating to the time-based options granted by the Company in 2005 was estimated using a Black-Scholes option-pricing model, while the fair value relating to the performance-based options was estimated using a Monte-Carlo option pricing model due to the vesting characteristics of those options, as discussed above. The following assumptions were used for the 7,482,466 time-based options granted in 2005; the risk free interest rate was 4.2%, the volatility factor for the expected market price of the common stock was 44%, the expected dividend yield was zero and weighted average expected life was 5 years. The fair value of each time-based option was $4.34. Since the Company is not publicly traded, the Company relied on industry peer data to determine the volatility assumption and for the expected life assumption, the Company used an average of several methods, including its parent company’s historical exercise history, peer firm data, publicly available industry data and the Safe Harbor approach as stated in the SEC Staff Accounting Bulletin 107. The following assumptions were used for the valuation of the 6,548,034 performance based options granted in 2005: the risk free interest rate was 4.2%, the volatility factor for the expected market price of the common stock was 44%, the expected dividend yield was zero and the objective time to exercise was 4.7 years with an objective in the money assumption of 2.95 years. It was also expected that the initial public offering assumption would occur within a 9 month period from grant date. The fair value of the performance-based options was calculated to be $3.74.

7.     Concentration of Risk

The Company generates a significant amount of revenue from large customers. In the first nine months of 2005 and 2004, one customer accounted for approximately 4.3% and 6.8% of total revenues and 18.6% and 35.0% of the revenues in the Lender Services segment, respectively.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade receivables.

The Company places its cash equivalents with high credit quality financial institutions and, by policy, limits the amount of credit exposure with any one financial institution. Investments in commercial paper of industrial firms and financial institutions are rated investment grade by nationally recognized rating agencies.

Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the trade receivables credit risk. The Company controls credit risk through monitoring procedures.

8.     Segment Information

Summarized financial information concerning the Company’s reportable segments is shown in the following tables.

As of and for the nine months ended September 30, 2005 (in thousands):

	Financial Institution Software and Services	Default Management Services	Lender Services	Information Services	Corporate and Other	Total
Processing and services revenues	$1,212,520	$169,202	$124,437	$571,441	$(19,198)	$2,058,402
Cost of revenues	838,100	126,338	83,004	283,931	—	1,331,373
Gross profit	374,420	42,864	41,433	287,510	(19,198)	727,029
Selling, general and administrative costs	117,741	23,704	14,955	125,068	31,453	312,921
Research and development costs	85,784	—				85,784
Operating income	170,895	19,160	26,478	162,442	(50,651)	328,324
Depreciation and amortization	$173,166	$2,383	$14,500	$31,798	$38	$221,885
Total assets	$3,030,724	$90,763	$163,489	$639,472	$138,523	$4,062,971
Goodwill	$1,318,456	$24,137	$61,529	$368,520	$—	$1,772,642

As of and for the nine months ended September 30, 2004 (in thousands):

	Financial Institution Software and Services	Default Management Services	Lender Services	Information Services	Corporate and Other	Total
Processing and services revenues	$863,968	$175,407	$148,136	$473,565	$(4,545)	$1,656,531
Cost of revenues	586,022	138,376	69,893	263,028	—	1,057,319
Gross profit	277,946	37,031	78,243	210,537	(4,545)	599,212
Selling, general and administrative costs	112,244	23,814	10,677	119,623	42,762	309,120
Research and development costs	46,439					46,439
Operating income	119,263	13,217	67,566	90,914	(47,307)	243,653
Depreciation and amortization	$122,171	$1,742	$5,133	$32,237	$—	$161,283
Total assets	$2,404,018	$103,334	$153,764	$713,758	$110,075	$3,484,949
Goodwill	$1,061,882	$20,818	$65,392	$358,170	$—	$1,506,262

Financial Institution Software and Services

The Financial Institution Software and Services segment focuses on two primary markets, financial institution processing and mortgage loan processing. In the nine months ended September 30, 2005 and 2004, revenue from financial institution processing was $960.4 million and $631.7 million, respectively and revenue from mortgage loan processing was $252.1 million and $232.3 million, respectively. The primary applications are software applications that function as the underlying infrastructure of a financial institution’s processing environment. These applications include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to process and service mortgage loans. This segment also provides a number of complementary applications and services that interact directly with the core processing applications, including applications that facilitate interactions between the segment’s financial institution customers and their clients. Included in this segment were $141.5 million and $79.6 million in sales to non-U.S. based customers for the nine months ended September 30, 2005 and 2004, respectively.

Lender Services

The Lender Services segment offers customized outsourced business process and information solutions to national lenders and loan servicers. This business provides loan facilitation services, which allow customers to outsource their title and closing requirements in accordance with pre-selected criteria, regardless of the geographic location of the borrower or property. Depending on customer requirements, the Company performs these services both in the traditional manner involving many manual steps, and through more automated processes, which significantly reduce the time required to complete the task. During the nine months ended September 30, 2005, FIS recorded an impairment of $9.3 million to write-off the carrying value of customer relationships at one subsidiary in its Lender Services segment, which were terminated during the period.

Default Management Services

The Default Management Services segment also provides services to national lenders and loan servicers. These services allow customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process.

Information Services

In the Information Services segment, the Company operates a property data business and a real estate-related services business. Revenues from property data products were $155.9 million and $148.7 million in nine months ended September 30, 2005 and 2004, respectively. Revenues from real estate related services were $415.5 million and $324.9 million in the nine months ended September 30, 2005 and 2004, respectively. The Company’s property data and real estate-related information services are utilized by mortgage lenders, investors and real estate professionals to complete residential real estate transactions throughout the U.S. The Company offers a comprehensive suite of applications and services spanning the entire home purchase and ownership life cycle, from purchase through closing, refinancing, and resale.

Corporate and Other

The Corporate and Other segment consists of the corporate overhead costs,including interest costs that are not allocated to any operating segments.